EXHIBIT 99.1

Kohlberg Capital Corporation Announces 33% Increase in Its Quarterly Dividend

NEW YORK, June 18, 2012 (GLOBE NEWSWIRE) -- The Board of Directors of Kohlberg Capital Corporation (Nasdaq:KCAP) approved a six cents increase in the quarterly cash dividend to $0.24 per share of common stock for the quarter ended June 30, 2012. The dividend is payable on July 27, 2012 to shareholders of record at the close of business as of July 6, 2012.

"The increase in our dividend is attributable in large part to our acquisition of Trimaran Advisors, L.L.C. in February 2012 and validates our belief that the transaction would be immediately beneficial to our shareholders," said Dayl W. Pearson, the Chief Executive Officer of Kohlberg Capital.

The $0.24 dividend for the second quarter of 2012 represents a 33% increase from the $0.18 dividend paid in the prior quarter.

We have adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

About Kohlberg Capital Corporation

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly owned portfolio companies, Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

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CONTACT: Kohlberg Capital Corporation
         Denise Rodriguez, Investor Relations
         (212) 455-8300
         info@kohlbergcapital.com